+--------+
| Form 5 |                     U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                             WASHINGTON, D.C. 20549
[ ] Check this box if
    no longer subject    ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5     Filed pursuant to Section 16(a) of the Securities
    obligations may         Exchange Act of 1934, Section 17(a) of the
    continue.  See         Public Utility Holding Company Act of 1935 or
    Instruction 1(b)     Section 30(f) of the Investment Company Act of 1940

[ ] Form 3 Holdings Reported

[ ] Form 4 Transactions Reported
-------------------------------------------------------------------------------
1.  Name and Address of Reporting Person

       McLain                      Lyle                            E.
   ----------------------------------------------------------------------------
       (Last)                      (First)                        (Middle)

       RR1, Box 36
   ----------------------------------------------------------------------------
                                  (Street)

       Mohall                      ND                                  58761
   ----------------------------------------------------------------------------
       (City)                      (State)                             (Zip)


2.  Issuer Name and Ticker or Trading Symbol  ND Holdings, Inc. - NDHI
                                              ---------------------------------


3.  IRS or Social Security Number of Reporting Person (Voluntary)
                                                                  -------------


4.  Statement for Month/Year  12/00
                             --------------------------------------------------


5.  If Amendment, Date of Original (Month/Year)
                                                -------------------------------


6.  Relationship of Reporting Person to Issuer (Check all applicable)

   [X] Director    [ ] Officer             [ ] 10% Owner    [ ] Other
                       (give title below)                       (specify below)


-------------------------------------------------------------------------------


TABLE I-NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

---------------------------------------------------------------------------------------------------------------------
1. Title of Security   2. Trans-   3. Trans-   4. Securities Acquired (A)   5. Amount of     6. Owner-   7. Nature
   (Instr. 3)             action      action      or Disposed of (D)           Securities       ship        of In-
                          Date        Code        (instr. 3, 4 and 5)          Beneficially     Form:       direct
                          (Month/     (Instr. 8)                               Owned at         Direct      Bene-
                          Day/                                                 End of           (D) or      ficial
                          Year)                                                Issuer's         Indirect    Owner-
                                                         (A) or                Fiscal Year      (I)         ship
                                               Amount    (D)       Price       (Instr. 3 and 4) (Instr. 4)  (Instr. 4)
----------------------------------------------------------------------------------------------------------------------
 Common Stock                                                                 6,233              D
----------------------------------------------------------------------------------------------------------------------
 Common Stock                                                                 4,080              I           By Spouse
----------------------------------------------------------------------------------------------------------------------
 Common Stock                                                                   160              I           By Spouse
                                                                                                      As Custodian for
                                                                                                            Grandchild
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Print or Type Responses)



TABLE II-DERIVATIVE SECURITIES BENEFICALLY OWNED
(e.g., puts, calls, warrants, options, convertible securities)

--------------------------------------------------------------------------------------------
1. Title of Derivative   2. Conver-   3. Trans-   4. Transac-   5. Number of Deriv-
   Security (Instr. 3)      sion or      action      tion Code    ative Securities
                            Exercise     Date        (Instr. 8)   Acquired (A) or
                            Price of     (Month/                  Disposed of (D)
                            Deriv-       Day/                     (Instr. 3,4, and 5)
                            ative        Year)
                            Security

                                                               -----------------------------
                                                                      (A)        (D)

--------------------------------------------------------------------------------------------
 Common Stock Warrants      1.62
 (Right to Buy)
--------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------


TABLE II-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
  (e.g., puts, calls, warrants, options, convertible securities)-CONTINUED

-----------------------------------------------------------------------------------------------------------------
1. Title of Derivative   6. Date Exer-   7. Title and Amount of   8. Price   9. Number   10. Owner-   11. Na-
   Security (Instr. 3)      cisable and    Underlying Securities     of         of Deriv-    ship         ture
                            Expiration      (Instr. 3 and 4)         Deriv-     ative        Form         of In-
                            Date                                     ative      Secur-       of De-       direct
                            (Month/Day/                              Secur-     ities        rivative     Bene-
                            Year)                                    ity        Bene-        Secu-        ficial
                                                                     (Instr.    Ficially     rity:        Owner-
                         ----------------------------------------    5)         Owned        Direct       ship
                         Date     Expir-              Amount or                 at End       (D)          (Instr.
                         Exer-    tion        Title   Number of                 of           Indi-        4)
                         cisable  Date                Shares                    Month        rect (1)
                                                                                (Instr.4)    (Instr. 4)
-----------------------------------------------------------------------------------------------------------------
 Common Stock Warrants                     Common Stock 10,100                 10,100         D
 (Right to Buy)
-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------

Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations
  See 18 U.S.C. 1001 and U.S.C. 78ff(a)

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                                /s/ Lyle E. McLain               02/06/01
                              -------------------------------   ------------
                              **Signature of Reporting Person      Date